Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Equitrans Midstream Corporation for the registration of common stock, preferred stock, and debt securities and to the incorporation by reference therein of our reports dated February 23, 2022, with respect to the consolidated financial statements of Equitrans Midstream Corporation, and the effectiveness of internal control over financial reporting of Equitrans Midstream Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 7, 2022